Exhibit 3.3

CERTIFICATE OF CONVERSION

FROM A LIMITED LIABILITY COMPANY

TO A CORPORATION

OF

QIG GROUP, LLC

Pursuant to Section 265 of the General Corporation Law of the State of

Delaware and Section 18-216 of the Delaware Limited Liability

Company Act

QIG Group, LLC, a Delaware limited liability company (the “Limited Liability Company”), does hereby certify to the following facts relating to the conversion of the Limited Liability Company to a Delaware corporation (the “Conversion”) under the name Nuvectra Corporation.

1.	The Limited Liability Company was formed on November 14, 2008 under the laws of the State of Delaware.

2.	The name and type of entity of the Limited Liability Company immediately prior to filing this Certificate of Conversion are (a) QIG Group, LLC and (b) a limited liability company, respectively.

3.	The name of the corporation into which the Limited Liability Company shall be converted, as set forth in its Certificate of Incorporation, is Nuvectra Corporation.

4.	The Conversion has been approved in accordance with Section 265 of the General Corporation Law of the State of Delaware and Section 18-216 of the Delaware Limited Liability Company Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company has executed this Certificate of Conversion on the      day of             ,         .

By:
Name:
Title: